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                                                                   EXHIBIT 10.24


                                 EMPLOYMENT AGREEMENT


    THIS AGREEMENT, dated August 7, 1996, by and between IVI PUBLISHING, INC., a Minnesota corporation (the "Company") and JOY A. SOLOMON, an individual resident of Hennepin County, Minnesota ("Executive").

    WHEREAS, The Company and Executive have previously entered into an employment agreement dated June 9, 1995 (the "Prior Agreement"),

    WHEREAS, The Company has promoted Executive to the positions of President and Chief Executive Officer, and Executive has been elected a member of the Board of Directors of the Company, and

    WHEREAS, The Company and Executive desire to cancel the Prior Agreement and enter into a new employment agreement (the "Agreement") on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises, Executive's promotion to President and Chief Executive Officer and the respective undertakings of the Company and the Executive set forth below, the Company and Executive agree as follows:

    1. EMPLOYMENT. The Prior Agreement is terminated as of the date hereof, and the Company agrees to continue to employ Executive in the capacity set forth below and Executive accepts such employment and agrees to perform services for the Company for the period and upon the other terms and conditions set forth in this Agreement.

    2. TERM. Unless terminated at an earlier date in accordance with Section 7 of this Agreement, the term of Executive's employment hereunder shall be for a period of two (2) years, commencing on the date of this Agreement. Thereafter, the term of this Agreement shall be automatically extended for successive one
(1) year periods unless either party objects to such extension by written notice to the other party at least three (3) months prior to the end of the initial term or any extension term.

    3.   POSITION AND DUTIES.

         3.01 SERVICE WITH COMPANY. During the term of this Agreement, Executive agrees to serve as President and Chief Executive Officer of the Company and to perform such other reasonable employment duties, consistent with Executive's position and as the Board of Directors shall assign to her from time to time. In addition, Executive shall serve as a member of the Board of Directors of the Company until the next annual meeting of the shareholders of the Company or until her successor has been duly elected and qualified.


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         3.02  PERFORMANCE OF DUTIES.  Executive agrees to serve the Company faithfully and to the best of her ability and to devote her full time, attention and efforts to the business and affairs of the Company during the term of this Agreement. Executive shall not, directly or indirectly, render services to any other person or organization including being a member of the board of directors of any other entity (excluding volunteer services) without the consent of the Board of Directors or otherwise engage in activities which would interfere significantly with the performance of her duties hereunder.

    4.   COMPENSATION.

         4.01 BASE SALARY. As compensation in full for all services to be rendered by the Executive during the term of this Agreement, the Company shall pay to Executive a base salary of $170,200.00 per year (or such higher amount as may be determined at the discretion of the Board of Directors) (the "Base Salary") which salary shall be paid in accordance with the Company's normal payroll procedures and policies. The Board of Directors shall review Executive's Base Salary each January.

         4.02 INCENTIVE COMPENSATION. In addition to the Base Salary, Executive shall be eligible to participate in any incentive compensation plan established from time to time by the Board of Directors of the Company.

         4.03 PARTICIPATION IN BENEFIT PLANS. Executive shall also be entitled to participate in all employee benefit plans or programs (including vacation time) of the Company to the extent that her position, title, tenure, salary, age, health and other qualifications make her eligible to participate. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

         4.04 EXPENSES. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by her in the performance of her duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

         4.05 OPTIONS. Executive and the Company hereby consent to the cancellation of those certain option agreements by and between Executive and the Company dated July 16, 1993, November 23, 1993 and January 22, 1996, which granted in the aggregate the right to Executive to acquire up to 100,000 shares of the Company's common stock on the terms and conditions set forth therein. In addition, Executive and the Company have as of the date hereof entered into an amendment to that certain option agreement by and between Executive and the Company dated June 9, 1995 to reduce the number of shares of the Company's common stock which Executive can acquire thereunder to 30,000 shares. As of the date hereof, the Company and Executive have entered into three separate option agreements which in the aggregate grant the right to Executive to acquire up to 180,000 shares of the Company's common stock on the terms and conditions set forth therein.


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    5.   CONFIDENTIAL INFORMATION.  Except as permitted or directed by the
Board of Directors, during the term of this Agreement or at any time thereafter Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Executive has acquired or become acquainted with prior to the termination of the period of her employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by herself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspect of the business of the Company. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of the Agreement, Executive will refrain from any acts or omissions that would reduce the value of such confidentiality, however, the foregoing shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive.

    6.   NONCOMPETITION COVENANTS.

         6.01 AGREEMENT NOT TO COMPETE. Executive agrees that, during the term of her employment by the Company and for a period of one (1) year after the termination of such employment (whether such termination is with or without cause, or whether such termination is occasioned by Executive or the Company), she shall not, directly or indirectly, engage in competition with the Company within the Territory in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in any phase of the business which the Company is conducting during the term of this Agreement, including the design, development, manufacture, distribution, marketing, or selling of products or services being developed or sold by the Company.

         For the purposes of this Section 6, the "Territory" shall mean the geographic area in which the Company (a) has engaged in business during the term of this Agreement through production, promotional, sales or marketing activity, or otherwise; or (b) has otherwise established its goodwill, business reputation or any customer or supplier relations.

         6.02 SOLICITATION OF EMPLOYEES. Executive agrees that during the term of her agreement not to compete set forth in Section 6.01 above she will not, directly or indirectly, hire or attempt to hire any person who is employed by the Company or any person who was employed by the Company at the time of the termination of Executive's employment with the Company.

         6.03 INDIRECT COMPETITION. Executive further agrees that, during the term of this Agreement and for the period of her agreement not to compete set forth in Section 6.01 above,


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she will not, directly or indirectly, assist or encourage any other person in carrying out, direct or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by Executive, either directly or indirectly; and in particular Executive agrees that she will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

    7.   TERMINATION.

         7.01 TERMINATION OF EMPLOYMENT BY THE COMPANY. Executive's employment with the Company and this Agreement may be terminated by the Company prior to the expiration of the initial term set forth in Section 2 above or any extension thereof as follows:

         (a)   Upon the death of Executive, or

         (b)   Upon the Disability (as defined below) of Executive, or

         (c) Upon breach of this Agreement by Executive in any material respect, which breach is not cured by Executive within thirty (30) days after written notice of such breach is delivered to Executive, or

         (d) If Executive has engaged in willful and material misconduct which shall mean the willful engaging by Executive in illegal conduct that is materially and demonstrably injurious to the Company, or

         (e) At any time within twelve months after a Merger (as defined below), or

         (f) For any reason other than those referred to in the preceding Sections 7.01(a), (b), (c), (d) and (e).

For the purposes of this Agreement, the Disability of the Executive shall occur in the event that Executive shall fail, because of illness or incapacity, to render services of the character contemplated by this Agreement over a period of ninety (90) days during any one hundred eighty (180) day period.

         7.02 TERMINATION OF EMPLOYMENT BY EXECUTIVE. Executive's employment with the Company and this Agreement may be terminated by Executive prior to the expiration of the initial term set forth in Section 2 above or any extension thereof as follows:

         (a) Within ninety (90) days after an Adverse Event (as defined below), or

         (b)   Within nine months after a Merger, or

         (c)   At any time more than nine months after a Merger, or

         (d)   At any time other than those listed in Sections 7.02(a), (b) or
(c) above.  For the purposes of this Agreement, an "Adverse Event" shall mean
(i) an adverse change in position or duties of Executive or (ii) a change in the place of employment of Executive requiring


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relocation of Executive to a state other than Minnesota or (iii) a reduction in
Base Salary without Executive's consent or (iv) any other material breach of this Agreement by the Company; provided, that in the event of a Merger a change in position or the duties of Executive shall not be considered an Adverse Event. For the purposes of this Agreement, a "Merger" shall mean any transaction in which the Company is merged with or into another entity, all or substantially all of the assets of the Company are sold or one or more parties acting in concert acquire shares of common stock of the Company representing more than fifty percent of the shares of common stock of the Company then outstanding.

         7.03 EFFECT OF TERMINATION. Notwithstanding any termination of employment of Executive with the Company or termination of this Agreement pursuant to Sections 7.01 or 7.02 above, the parties hereto shall remain bound by the provisions of this Agreement which specifically relate to periods, activities and obligations upon or subsequent to such termination including without limitation the provisions of Sections 5, 6 and 7 hereof.

         7.04 SURRENDER OF RECORDS AND PROPERTY. Upon termination of her employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in her possession or under her control.

         7.05 PAYMENTS TO EXECUTIVE AFTER TERMINATION OF EMPLOYMENT. Subject to the provisions of Section 7.06 below, the Company shall continue to pay Executive her Base Salary as in effect at the time of her termination of employment with the Company in the following events for the following periods of time:

         (a) In the event of a termination of Executive's employment with the Company pursuant to Section 7.01(a) above, the Company shall continue to make regular payments of Executive's Base Salary to her estate for a period of three months following her death.

         (b) In the event of a termination of Executive's employment with the Company pursuant to Section 7.01(b) above, the Company shall continue to make regular payments of Executive's Base Salary to her for a period of six months following such termination of employment.

         (c) In the event of a termination of Executive's employment with the Company pursuant to Section 7.01(c) or (d) or in the event of a termination of Executive's employment with the Company because either Executive (other than after the nine month period immediately following a Merger) or the Company (other than during the twelve month period immediately following a Merger) objects to an extension of the term of this Agreement pursuant to Section 2 above, the Company shall continue to make regular payments of Executive's Base Salary to her for a period of one year following such termination of employment.

         (d) In the event of a termination of Executive's employment with the Company


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pursuant to Section 7.01(e) above, the Company shall continue to make regular payments of Executive's Base Salary to her for the longer of (i) the period commencing on the date of such termination of employment and ending on the date eighteen months following such termination of employment or (ii) the period commencing on the date of such termination of employment and ending on August 7, 1998.

         (e) In the event of a termination of Executive's employment with the Company pursuant to Section 7.01(f), 7.02(a), 7.02(b) or 7.02(d) above, the Company shall continue to make regular payments of Executive's Base Salary to her for the longer of (i) the period commencing on the date of such termination of employment and ending on the date twelve months following such termination of employment or (ii) the period commencing on the date of such termination of employment and ending on August 7, 1998.

         (f) In the event of a termination of Executive's employment with the Company pursuant to Section 7.02(c) above or in the event of a termination of Executive's employment with the Company because either Executive more than nine months after a Merger or the Company during the twelve month period immediately following a Merger objects to an extension of the term of this Agreement pursuant to Section 2 above, the Company shall continue to make regular payments of Executive's Base Salary to her for a period of eighteen months following such termination of employment.

         7.06 CESSATION AND REDUCTION OF PAYMENTS TO EXECUTIVE AFTER TERMINATION OF EMPLOYMENT.

         (a) The payments required to be made to Executive by the Company pursuant to Section 7.05 above shall be reduced by any compensation received by Executive from any party other than the Company for services rendered by Executive either as an employee or consultant. On or before the fifth day of each calendar month during which Executive is to receive payments pursuant to
Section 7.05 above, Executive shall provide to the Company a written report indicating any compensation received or earned by her during the preceding calendar month.

         (b) In the event of the termination of Executive's employment with the Company pursuant to Section 7.01(c), 7.01(d), 7.02(b) or 7.02(d) or as a result of Executive's election not to extend the term of this Agreement pursuant to Section 2 above (except if such extension would be effective more than nine months after a Merger) or as a result of the Company's election not to extend the term of this Agreement pursuant to Section 2 above (except at any time after a Merger), the Company may elect by written notice to Executive within thirty days after such termination of employment not to make the payments required by
Section 7.05 above. Provided, however, immediately upon such election the provisions of Section 6 above shall immediately become null and void.

    8.   MISCELLANEOUS.

         8.01 GOVERNING LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

         8.02 PRIOR AGREEMENTS. This Agreement contains the entire agreement of the


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parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including without limitation the Prior Agreement, and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

         8.03 WITHHOLDING TAXES. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         8.04 AMENDMENTS. No amendments or modifications of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

         8.05 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         8.06 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

         8.07 ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this
Section 10.

         8.08 INJUNCTIVE RELIEF. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5 and
6. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of


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proving actual damages.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

    IN WITNESS WHEREOF, Executive and Company have executed this Agreement as of the date set forth in the first paragraph.

                             IVI PUBLISHING, INC.



                             By:  /s/ Timothy I. Maudlin
                                -------------------------------------
                               Its:    Chairman of the Board
                                   ----------------------------------



                                 /s/ Joy A. Solomon
                             ----------------------------------------
                             Joy A. Solomon


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